Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Leigh J. Abrams, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS 2006 AND FOURTH QUARTER RESULTS

White Plains, New York - February 13, 2007 - Drew Industries Incorporated (NYSE: DW) today reported its operating results for the year and fourth quarter ended December 31, 2006.

Drew, a leading supplier of components for recreational vehicles (“RV”) and manufactured homes (“MH”), reported net income of $31.0 million, or $1.42 per diluted share, for the year ended December 31, 2006, an 8 percent decrease from net income of $33.6 million, or $1.56 per diluted share, for 2005. The $2.6 million decline in net income compared to 2005 came largely in the latter part of 2006.

Drew’s 2006 results were impacted by the weakness in both the RV and MH industries in the latter part of 2006. “In response to this industry weakness, we have implemented several cost-cutting measures,” said Leigh J. Abrams, Drew’s President and CEO. “In addition to reducing the hourly workforce to match current production levels, we have closed several factories and consolidated these operations into other existing factories, and reduced fixed overhead where prudent, including reducing staff levels by more than 50 salaried employees. These plant consolidations and fixed overhead reductions are expected to reduce costs by more than $4 million in 2007 (before taxes and net of incentive compensation), and we are considering additional plant closings to ensure we are optimizing our capacity utilization.”

Drew’s 2006 results were also impacted by the year-over-year decrease in sales of components for emergency housing resulting from the 2005 Gulf Coast hurricanes. Excluding the estimated impact of hurricane-related sales from both 2006 and 2005, the Company estimates that diluted EPS would have been approximately $1.33 in 2006, compared to approximately $1.40 in 2005.

“In 2006, we incurred about $3.3 million of operating losses at our Indiana-based specialty trailer operation, which is about $900,000 more than the losses at this operation in 2005,” said Fred Zinn, Drew’s Executive Vice President and CFO. “As we previously reported, this operation was closed at the end of the third quarter of 2006 and will not affect 2007 results. In contrast, our West Coast-based specialty trailer operation continues to perform very well.

“Profitability for the year was also adversely impacted by significant competitive pressures relating to some of our newer products. We expect 2007 profit margins for these products to improve because of lower costs on a number of the components we buy for these products, and through anticipated increases in sales volume as we continue to gain market share.”

Net sales for the year ended December 31, 2006 were a record $729 million, an increase of $60 million, or 9 percent over 2005 net sales of $669 million.  The increase in net sales included approximately $19 million related to acquisitions and $31 million of sales price increases. The balance of the sales growth was generated by sales of newly introduced products and market share gains, partially offset by the decrease in hurricane-related sales and the weakness in both the RV and MH industries in the latter part of 2006.

Fourth Quarter Results
Net sales for the 2006 fourth quarter declined 24 percent to $138 million, compared to $181 million in last year’s fourth quarter. Approximately $33 million to $37 million of the $43 million sales decline was due to hurricane-related business in the 2005 quarter, which did not recur in the 2006 period.

Drew’s net income for the fourth quarter of 2006 decreased by $5.7 million to $3.6 million, or $0.17 per diluted share, compared to $9.3 million, or $0.43 per diluted share, in the same quarter of 2005. Drew’s results in the fourth quarter of 2006 were adversely impacted by the slow-down in the RV industry which began in August 2006 and continued through the end of 2006. In addition, the MH industry’s slow-down accelerated in the 2006 fourth quarter. Industry shipments for January 2007 are not yet available.

“Further complicating year-over-year comparisons, our usual fourth quarter seasonal slow-down in 2005 was more than offset by the impact of hurricane-related demand for RVs and manufactured homes,” said Abrams. “While estimates vary widely on the number of RVs and manufactured homes sold as a result of the hurricanes, we now estimate Drew’s hurricane-related revenues in the last four months of 2005 were about $40 million - about 20 percent more than our estimate last year - which added an estimated $0.16 to diluted EPS in 2005. Most of this impact was in the 2005 fourth quarter.”

Hurricane-related purchases of temporary housing by the Federal Emergency Management Agency (“FEMA”) continued into early 2006, and Drew’s sales of components for these units aggregated approximately $9 million in the 2006 first quarter. “We believe our 2006 first quarter results were also positively impacted by purchases of RVs and manufactured homes by retail dealers restocking their inventories which had been depleted by FEMA purchases in the latter part of 2005, but estimates of this impact are very difficult to gauge,” said Abrams. “However, in total, we estimate hurricane-related sales added approximately $0.07 to $0.10 to our diluted EPS in the first quarter of 2006.”

Recent Developments
Drew reported that sales in January 2007 were down compared to January 2006 by about 15 percent, or approximately $10 million, reflecting the apparent continued slow-down in both the RV and MH industries, and the fact that hurricane-related sales did not recur in January 2007.

“First quarter year-over-year comparisons will be difficult,” said Abrams. “We anticipate our cost-cutting measures and market share growth will partially offset the industry slow-down. While there have been some modest signs of improvement in the RV industry, the MH industry remains very slow. The real driver in both industries is underlying consumer demand, and we’ll have to wait until March 2007 at the earliest, which is the beginning of the prime selling season for RVs and MHs, to see how the consumer reacts.”

During 2006 and early 2007, Drew completed three strategic acquisitions with annual sales aggregating approximately $25 million. Two of these newly acquired businesses, Happijac and Trailair/Equa-Flex, added innovative new products with significant growth potential. The third, Steelco, added sales volume with little additional overhead costs. While 2006 interest costs and amortization expense increased by a total of $2 million as a result of acquisitions, Drew reports the acquired operations have performed very well and have been accretive to earnings.

“Despite the current industry weakness and the resulting decline in our 2006 fourth quarter profits, we believe our long-term strategy - based on a combination of organic growth, new product introductions, acquisitions and operational efficiencies - will continue to yield positive results,” said Abrams. “While we’re not pleased with our results this year, our net income in 2006 was our second-best ever, exceeded only by our net income in 2005, which included significant hurricane-related business.”

Recreational Vehicle Products Segment
Drew supplies windows, doors, chassis, slide-out mechanisms and power units, axles, bed lifts, bath products and electric stabilizer jacks, primarily for travel trailers and fifth-wheel RVs, as well as specialty trailers. In 2006, Drew’s RV segment represented 70 percent of net sales, and 68 percent of segment operating profit.

More than 90 percent of Drew’s RV sales are components for towable RVs. Wholesale shipments of towable RVs continued to grow in the seven months through July 2006, with industry wholesale shipments of travel trailers and fifth wheel RVs, Drew’s primary market, increasing more than 20 percent over 2005 levels. However, retail sales were flat during this period and dealer inventories increased to unsatisfactory levels.

“In addition, retail sales of RVs began to decline in the summer of 2006. We believe this slowdown was caused by a combination of geopolitical and economic factors, including rapidly increasing fuel prices, higher interest rates and continued conflict in the Middle East which threatened fuel supplies,” said Abrams. “With retail sales lagging production for much of the year, dealers began to reduce inventories in late summer to match their retail sales levels, causing wholesale shipments to slow across the industry.”

“Recent RV dealer surveys indicate inventories of towable RVs are still higher than dealers prefer, but inventory levels have begun to improve. Further, interest rates have stabilized, fuel prices are well below the peaks reached in 2006, and consumer confidence, a strong barometer for consumer demand for RVs, has improved over the last several months. Based on these factors, we are hopeful all the elements are in place for an RV recovery in the spring of 2007.”

Sales in Drew’s RV product segment increased 14 percent to $509 million for the year ended 2006. However, RV segment sales in the fourth quarter of 2006 declined by 21 percent from the year-earlier period, though less than the 24 percent decline in industry-wide shipments of travel trailers and fifth wheel RVs. The actual fourth quarter decline in RV industry production was greater than 24 percent because industry statistics do not include the nearly 34,000 emergency living units produced in that quarter for the Gulf Coast hurricane relief efforts.

RV segment operating profit for the year increased 2 percent to $43.8 million, or 8.6 percent of segment sales, compared to a 9.6 percent operating margin reported in 2005. This margin decline resulted from the decline in hurricane-related sales from 2005, the sharp decline in industry shipments in the last four months of 2006, competitive pressures on some of Drew’s newer products, and increased losses incurred in the now-closed specialty trailer operation in Indiana.

Drew has introduced several new products in its RV segment over the last two years, including slide-out mechanisms and leveling devices for motorhomes, axles for towable RVs and specialty trailers, and entry steps, bed lifts, bath products and exterior parts for both towable RVs and motorhomes. Drew estimates the market potential of these products exceeds $700 million. Despite the industry slow-down, Drew’s sales of these new products were running at an annualized sales rate of more than $100 million in the fourth quarter of 2006, compared to an annualized sales rate of $70 million in the fourth quarter of 2005. Typically, margins for new products are initially lower than for Drew’s more established products.

In June 2006, Drew’s Lippert Components subsidiary acquired Utah-based Happijac Company, a supplier of bed lifts for toy haulers, as well as other products for RVs. Toy haulers are RVs which include space to transport leisure vehicles, such as motorcycles and ATVs. Happijac had annualized sales of approximately $15 million prior to Lippert’s acquisition and due to the continued popularity of toy haulers, the RV industry’s fastest growing product line, Happijac sales have remained strong. The acquisition of Happijac was immediately accretive to earnings.

In January 2007, Lippert Components acquired two affiliated businesses, Trailair, Inc. and Equa-Flex, Inc., which manufacture several patented products, including suspension systems used primarily for towable recreational vehicles. The two acquired companies reported combined sales of about $3 million and are expected to be accretive to earnings in 2007.

“Trailair and Equa-Flex recently introduced several new products, and Lippert Components has already achieved significant increases in sales from these new products in the first few weeks after the acquisition,” said Jason Lippert, President and CEO of Lippert Components. “We believe these innovative suspension systems are superior to existing systems, and will help us bring added value to our customers.”

“We will continue to pursue acquisitions which are accretive and have potential for growth in both sales and profitability,” said Abrams. “By introducing new products and improving our geographic coverage, we’ve continued to increase our content per RV to record levels in 2006 and become an increasingly important partner to the leading manufacturers of RVs.”

Further, Drew’s Kinro subsidiary recently introduced a thermoplastic rear panel for RVs that was formed using the largest rotary thermoformer in the United States. The thermoformer is capable of forming a plastic part up to 10 feet wide by 24 feet long, with a depth of 6 feet. The new rear panel is unique because of its resistance to weathering, stability of color and, most importantly, it weighs 20 percent less than existing competitive products. Kinro just received its first order, albeit small, for this product.

Manufactured Housing Products Segment
Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the MH industry. Drew’s MH segment was approximately 30 percent of net sales and 32 percent of segment operating profit in 2006.

The decline in industry shipments of manufactured homes accelerated in the second half of 2006. As a result, wholesale shipments of new manufactured homes declined to less than 118,000 homes in 2006, compared with 147,000 homes in 2005. Excluding the estimated hurricane-related shipments from both 2006 and 2005, wholesale shipments for the industry declined more than 10 percent, with declines of approximately 25 percent in the fourth quarter.

“It appears that the decline in late 2006 of shipments of new manufactured homes is partially due to the slowdown in the site-built housing market, as this may have prevented retirees, a significant portion of the customers for the MH industry, from selling their primary residence and buying smaller, less expensive manufactured homes,” said Abrams. “In addition, the MH industry continues to suffer from a lack of affordable financing.”

Drew’s 2006 MH segment sales were $220 million, compared to $221 million in 2005. However, in the fourth quarter of 2006, MH segment sales declined 29 percent from the prior-year’s hurricane-aided level, compared to a 50 percent reduction in industry-wide wholesale shipments in the quarter caused by the factors described above.

MH segment operating profit was $21.0 million in 2006, or 9.5 percent of segment sales, compared to the 10.2 percent operating profit margin achieved in 2005. MH segment operating profit in 2006 included a gain of approximately $800,000 (before taxes and net of incentive compensation) related to facility sales, while segment operating profit in 2005 included a charge of $800,000 (before taxes and net of a reduction in incentive compensation) related to an adverse ruling in litigation, and the subsequent settlement. Excluding these items, the MH segment operating margin was 9.2 percent in 2006, compared to 10.5 percent in 2005. The decline in operating margin percent was due to a combination of the substantial declines in sales volume in the fourth quarter and an increase in raw material costs as a percent of sales.

“We believe manufactured homes can help solve the needs of Americans for affordable housing. With a much-needed advertising campaign to help improve the public’s image of these homes, which we hope the industry will implement, the manufactured housing industry can eventually recover part of the declines experienced over the past eight years,” said David L. Webster, President and CEO of Drew’s Kinro subsidiary. “With Drew’s continued market share gains and track record of profitability, we will be in a strong position when the manufactured housing industry begins its inevitable recovery.”

Balance Sheet
As a result of a concerted effort by Drew’s operating management during a period of increasing raw material costs, inventories declined by nearly $18 million to $83 million as of December 31, 2006, compared to $101 million at the end of 2005. Management continues to evaluate inventory needs to determine if further reductions can be made.

Accounts receivable declined to $18 million at December 31, 2006 from nearly $34 million at December 31, 2005, as a result of the decline in sales in December 2006 and the timing of collections. Receivables remain current, with only 16 days sales outstanding at the end of the year.

Drew reported increases in goodwill and other intangible assets resulting from the acquisitions of SteelCo in March 2006 and Happijac in June 2006, which also added approximately $34 million to the Company’s debt. Despite these acquisitions, strong cash flow from operations enabled the Company to reduce debt (net of $3 million of invested cash) by approximately $21 million, to $52 million at December 31, 2006. Capital expenditures aggregated $22 million in 2006, compared to $26 million in 2005, and are expected to be between $15 million and $18 million in 2007.

“We continue to be aggressive in our growth strategy, while reacting to current industry conditions,” said Abrams“We will continue to cut overhead in ways which do not compromise our long-term goals. We remain confident in our ability to outperform the industries we serve and optimistic about the long-term future of these industries because of favorable demographics, the leisure-time preferences of the American public, and the need for affordable housing.

“Our experienced and talented management team has enabled Drew to succeed during both boom and bust periods. As evidence of this, we take pride in the continued outstanding results of our MH segment, which has been profitable throughout the last eight years, during a time when industry shipments of manufactured homes declined nearly 70 percent. Our MH sales and profits today remain almost equal to what they were before the industry decline.”

Conference Call
Drew will provide an online, real-time webcast and rebroadcast of its 2006 earnings conference call on the Company’s website, www.drewindustries.com on Wednesday, February 14, 2007 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 22562562. A replay will also be available on Drew’s website.

About Drew
Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, leveling devices, bath and shower units, axles, bed lifts, steps, electric stabilizer jacks, as well as trailers for hauling equipment, boats, personal watercrafts and snowmobiles, and chassis and windows for modular homes and offices. From 43 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
The press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in the press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues and income are necessarily estimates reflecting the best judgment of the Company’s senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Forward-looking statements, therefore, should be considered in light of various important factors.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, changes in zoning regulations for manufactured homes, the financial condition of the Company’s customers, retention of significant customers, interest rates, oil and gasoline prices, the outcome of litigation, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.
# # #

 DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

(In thousands, except per share amounts)	Year Ended December 31,		Quarter Ended December 31,
	2006	2005	2006	2005

Net sales	$729,232	$669,147	$138,052	$180,787
Cost of sales	575,156	519,000	110,200	140,105
Gross profit	154,076	150,147	27,852	40,682
Selling, general and administrative expenses	99,419	92,549	20,840	25,017
Other income	638	131	-	-
Operating profit	55,295	57,729	7,012	15,665
Interest expense, net	4,601	3,666	1,059	897
Income before income taxes	50,694	54,063	5,953	14,768
Provision for income taxes	19,671	20,461	2,303	5,430
Net income	$31,023	$33,602	$3,650	$9,338

Net income per common share:
Basic	$1.43	$1.60	$.17	$.44
Diluted	$1.42	$1.56	$.17	$.43

Weighted average common shares outstanding:
Basic	21,619	21,012	21,704	21,337
Diluted	21,867	21,544	21,889	21,765

Depreciation and amortization	$15,669	$11,945	$4,226	$3,558
Capital expenditures	$22,250	$26,092	$2,222	$9,918

SEGMENT RESULTS
(unaudited)

			Three Months Ended
(In thousands)	Year Ended December 31,		December 31,
	2006	2005	2006	2005

Net sales
RV Segment	$508,824	$447,662	$93,084	$117,776
MH Segment	220,408	221,485	44,968	63,011
Total	$729,232	$669,147	$138,052	$180,787

Operating profit
RV Segment	$43,850	$43,144	$5,816	$10,508
MH Segment	21,037(1)	22,566(2)	3,573	7,374
Total segments operating profit	64,887	65,710	9,389	17,882
Amortization of intangibles	(2,546)	(1,427)	(821)	(392)
Corporate and other	(7,684)	(6,685)	(1,556)	(1,825)
Other income	638	131	-	-
Operating profit	$55,295	$57,729	$7,012	$15,665

(1) After a gain of $0.8 million related to the sale of closed facilities, net of related incentive compensation.
(2) After a charge of $0.8 million related to legal proceedings, net of the related reduction in incentive compensation.

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(unaudited)

	December 31,
(In thousands, except ratios and percents)	2006	2005

Current assets
Cash and cash equivalents	$6,785	$5,085
Accounts receivable, trade, less allowance	17,828	33,583
Inventories	83,076	100,617
Prepaid expenses and other current assets	13,351	11,812
Total current assets	121,040	151,097
Fixed assets, net	124,558	116,828
Goodwill	34,344	22,118
Other intangible assets	24,801	10,652
Other assets	6,533	6,733
Total assets	$311,276	$307,428

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$9,714	$11,140
Accounts payable, accrued expenses and other current liabilities	49,347	63,811
Total current liabilities	59,061	74,951
Long-term indebtedness	45,966	62,093
Other long-term obligations	1,361	2,675
Total liabilities	106,388	139,719
Total stockholders’ equity	204,888	167,709
Total liabilities and stockholders’ equity	$311,276	$307,428

Current ratio	2.0	2.0
Total indebtedness to stockholders’ equity	0.3	0.4

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(unaudited)
(In thousands)
	Year Ended December 31,
	2006	2005
Cash flows from operating activities:
Net income	$31,023	$33,602
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	15,669	11,945
Deferred taxes	653	(215)
Gain on disposal of fixed assets	(913)	(43)
Stock based compensation expense	2,981	1,341
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	17,272	(7,484)
Inventories	20,219	(27,357)
Prepaid expenses and other assets	(2,213)	653
Accounts payable, accrued expenses and other liabilities	(17,670)	19,660
Net cash flows provided by operating activities	67,021	32,102

Cash flows from investing activities:
Capital expenditures	(22,250)	(26,092)
Acquisition of businesses	(33,695)	(17,880)
Proceeds from sales of fixed assets	4,032	2,663
Other investments	(12)	(132)
Net cash flows used for investing activities	(51,925)	(41,441)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	182,670	199,275
Repayments under line of credit and other borrowings	(200,955)	(197,466)
Exercise of stock options	3,339	10,511
Other	1,550	(320)
Net cash flows (used for) provided by financing activities	(13,396)	12,000

Net increase in cash	1,700	2,661
Cash and cash equivalents at beginning of period	5,085	2,424
Cash and cash equivalents at end of period	$6,785	$5,085

Effective with the second quarter of 2006, the Company considers certain stamping operations, previously reported as part of the MH segment, as part of the RV segment, and therefore the segment disclosures from 2005 and the first quarter of 2006 have been reclassified to conform to the presentation going forward.

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(unaudited)

	Three Months Ended				Year Ended
(In thousands)	March 31,	June 30,	September 30,	December 31,	December 31,
	2005	2005	2005	2005	2005
Net sales
RV Segment	$105,505	$110,690	$113,691	$117,776	$447,662
MH Segment	49,041	52,333	57,100	63,011	221,485
Total	$154,546	$163,023	$170,791	$180,787	$669,147
Operating profit
RV Segment	$8,929	$10,968	$12,739	$10,508	$43,144
MH Segment	3,335	6,137	5,720	7,374	22,566
Total segment operating profit	12,264	17,105	18,459	17,882	65,710
Amortization of intangibles	(285)	(360)	(390)	(392)	(1,427)
Corporate and other	(1,567)	(1,615)	(1,678)	(1,825)	(6,685)
Other income	31	-	100	-	131
Operating profit	$10,443	$15,130	$16,491	$15,665	$57,729

Three Months Ended
March 31, 2006
Net sales
RV Segment	$149,416
MH Segment	59,045
Total	$208,461
Operating profit
RV Segment	$13,544
MH Segment	5,921
Total segment operating profit	19,465
Amortization of intangibles	(430)
Corporate and other	(1,907)
Other income	574
Operating profit	$17,702